EXHIBIT 10.2

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of August 9, 2023 (the “Effective Date”), is entered into by and between GEE Group Inc., an Illinois corporation (the “Company”), on the one hand, and Red Oak Partners, LLC (collectively with its Affiliates, “Red Oak”), on the other hand. The Company and Red Oak are together referred to herein as the “Parties,” and each of the Company and Red Oak, respectively, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 16 herein.

WHEREAS, as of the Effective Date, Red Oak beneficially owns an aggregate of 9,952,675 shares of common stock, no par value per share, of the Company (the “Common Stock”);

WHEREAS, on May 25, 2023, The Red Oak Fund, L.P. delivered a notice to the Company (the “Notice”) of its intent to nominate certain individuals for election to the Company’s board of directors (the “Board”) and present certain business proposals at the Company’s 2023 annual meeting of shareholders (including, without limitation, any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “2023 Annual Meeting”); and

WHEREAS, the Company and Red Oak desire to enter into this Agreement regarding compositional changes to the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Board Composition and Other Company Matters.

(a) New Directors.

(i) As soon as reasonably practicable following the Effective Date, the Board, and all applicable committees of the Board, shall take all necessary actions to: (A) increase the size of the Board from seven (7) to nine (9) directors, and (B) appoint (x) David Sandberg (the “First New Director”) to serve as a Class I director, who shall fill one (1) of the newly created vacancies resulting from the increase in the size of the Board, and (y) J. Randall Waterfield (the “Second New Director” and together with the First New Director, the “New Directors”) to serve as a Class II director, who shall fill the other newly created vacancy resulting from the increase in the size of the Board;

(ii) The Board, and all applicable committees of the Board, shall take all necessary actions to (A) nominate the First New Director as a candidate for election to the Board as a Class I director at the 2023 Annual Meeting with a term expiring at the Company’s 2026 annual meeting of shareholders and (B) nominate the Second New Director as a candidate for election to the Board as a Class II director at the Company’s 2024 annual meeting of shareholders with a term expiring at the Company’s 2027 annual meeting of shareholders. The Company shall recommend, support and solicit proxies for the election of each New Director at the respective annual meeting of shareholders in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees in the aggregate.

(iii) Prior to the appointment of each New Director, the Board shall determine whether such New Director is an “Independent Director,” as defined in the New York Stock Exchange American Listed Company Manual (or applicable requirement of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading). In connection with the foregoing, and as a condition to the appointment of each New Director to the Board, each New Director shall (A) provide (x) such information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, (y) such information reasonably requested by the Board in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations and (z) a fully completed and executed copy of the Company’s director candidate questionnaire (substantially in the form completed by the Company’s incumbent non‑management directors), in each case, as promptly as practicable to enable the timely filing of the Company’s proxy statement and other periodic reports with the Securities and Exchange Commission (the “SEC”) and (B) have participated in customary procedures for new director candidates, including, without limitation, an appropriate background check comparable to those undergone by other non-management directors of the Company and interview with the Nominating Committee of the Board (the “Nominating Committee”).

(iv) Until the Termination Date (as defined below), the size of the Board shall not exceed nine (9) directors without the prior written consent of Red Oak, which consent shall not be unreasonably withheld.

(b) Resignation. To the extent permissible under applicable law, including, without limitation, legal duties or obligations of directors of corporations incorporated under Illinois law, and as a condition to the appointment of the New Directors, the Parties agree that:

(i) until the date that is the earlier of the first date on which the First New Director (or his Replacement (as defined below)) no longer serves on the Board and the Termination Date, the First New Director agrees to promptly submit an irrevocable letter of resignation as a member of the Board immediately following (A) the First New Director’s or his Affiliates’ engagement, directly or through his or its investments, in any activities that violate the Company’s Code of Ethics, as determined by a majority of the Board or (B) receipt by the Company of notice that Red Oak’s aggregate beneficial ownership of Common Stock fails to equal or exceed two-thirds of the Red Oak Ownership Amount (the “Higher Ownership Threshold”), and such resignation shall become effective as, if and when accepted by the Board, in the Board’s sole discretion; and

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(ii) each of the Company and Red Oak acknowledges and understands that pursuant to and consistent with that certain letter agreement between the Company and Mr. Waterfield, dated August 3, 2023, until the date that is the earlier of the first date on which the Second New Director (or his Replacement) no longer serves on the Board and the Termination Date, the Second New Director shall promptly submit an irrevocable letter of resignation as a member of the Board immediately following (A) the Second New Director’s engagement, directly or through his investments, in any activities that violate the Company’s Code of Ethics, as determined by a majority of the Board, or (B) receipt by the Company of notice that Red Oak’s aggregate beneficial ownership of Common Stock fails to equal or exceed one-half of the Red Oak Ownership Amount (the “Lower Ownership Threshold”), and such resignation shall become effective as, if and when accepted by the Board, in the Board’s sole discretion.

Red Oak shall notify the Company in writing promptly, but in no event later than three (3) business days, after becoming aware of (i) Red Oak’s aggregate beneficial ownership failing to equal or exceed the Higher Ownership Threshold, or (ii) Red Oak’s aggregate beneficial ownership failing to equal or exceed the Lower Ownership Threshold. Should Mr. Sandberg or Mr. Waterfield (or any Replacement), as the case may be, refuse to submit his or her letter of resignation pursuant to this Section 1(b), Red Oak agrees to cooperate in good faith with the Board in obtaining such resignation(s).

(c) Replacement Rights. If, from the Effective Date until the Termination Date, either New Director is unable to serve, or no longer serves, as a director on the Board due to death or disability, then a director replacing such New Director (a “Replacement”) shall be identified and chosen in the same manner and pursuant to the same terms and procedures used to identify such New Director; provided, however, that if any Replacement of a New Director, who had himself or herself replaced such New Director or the initial Replacement of such New Director, is unable to serve, or no longer serves, as a director on the Board due to death or disability, then a Replacement shall be identified and chosen in the same manner and pursuant to the same terms and procedures used to identify such New Director. Any Replacement(s) identified pursuant to this Section 1(c) shall qualify as an “Independent Director,” as defined in the New York Stock Exchange American Listed Company Manual (or applicable independence definition of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading at such time) and SEC rules and regulations, and such Replacement shall be appointed to the Board, subject to the recommendation (not to be unreasonably withheld) of the Nominating Committee, after conducting a good faith customary due diligence process and consistent with its fiduciary duties. Any Replacement(s) appointed to the Board in accordance with this Section 1(c) shall be appointed to any applicable committees of the Board of which the applicable New Director (or any Replacement) being replaced (the “Former Director”) was a member immediately prior to such Former Director’s resignation. Any rights or obligations of the Board and Red Oak as provided in this Section 1(c) shall terminate (i) with respect to the First New Director, when Red Oak’s aggregate beneficial ownership fails to equal or exceed the Higher Ownership Threshold and (ii) with respect to the Second New Director, when Red Oak’s aggregate beneficial ownership fails to equal or exceed the Lower Ownership Threshold. In the event the Nominating Committee determines in good faith not to recommend the appointment of any Replacement(s) proposed by Red Oak (with such recommendation by the Nominating Committee not to be unreasonably withheld), Red Oak shall have the right to propose additional Replacements for consideration, and the provisions of this Section 1(c) shall continue to apply. All references to “New Director,” for purposes of this Agreement, shall be deemed references to the person who replaces the applicable New Director or any succeeding Replacement consistent with this Section 1(c), in the event that a Replacement is appointed.

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(d) Committees.

(i) Concurrently with the appointment of the New Directors to the Board, the Board, and all applicable committees of the Board, shall take all necessary actions to appoint (A) the First New Director to the Corporate Governance Committee of the Board, (B) Thomas Vetrano to the Nominating Committee, (C) one (1) director, who (x) served in such capacity as a director of the Company immediately prior to the Effective Date and (y) has not served as a member of the board of directors of MPS Group, Inc. (“MPS”), to the Compensation Committee of the Board and (D) each of the New Directors and Matthew Gormly to the Mergers and Acquisitions Committee of the Board (the “M&A Committee”) to serve alongside William M. Isaac who shall chair the M&A Committee (it being understood that the Chairman of the Board and Chief Executive Officer of the Company shall be permitted to attend all meetings of the M&A Committee and be provided all materials of the M&A Committee).

(ii) As soon as reasonably practicable following the appointment of the New Directors and Mr. Gormly to the M&A Committee, the M&A Committee shall take all necessary actions on behalf of the Board to engage an investment bank or consulting firm, selected by the Board, with staffing industry experience to evaluate strategic alternatives, better understand the Company’s valuation and investigate potential strategic opportunities to optimize shareholder value, including, without limitation, the identification of potential acquisition and merger targets, the potential sale of the Company and other value enhancing alternatives.

(e) Board Policies and Procedures. Each Party acknowledges that each New Director, upon appointment or election to the Board, as the case may be, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, without limitation, the Company’s Code of Ethics and any other policies on stock ownership, public disclosures, legal compliance and confidentiality (collectively, the “Company Policies”) and all applicable rules and regulations of the New York Stock Exchange American Listed Company Manual (including, without limitation, its independence standards), and will be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. The Company agrees that, upon appointment or election to the Board, as the case may be, each New Director shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his service as a director as the compensation received by other non‑management directors on the Board and (iii) such other benefits on the same basis as all other non‑management directors on the Board.

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2. Corporate Governance.

(a) As soon as reasonably practicable following the Effective Date, and lasting until, at a minimum, the Termination Date, the Board shall take all actions necessary to appoint and maintain a lead independent director (the “LID”); provided, however, that none of the First New Director, any Replacement who shall replace the First New Director, or any former member of the board of directors of MPS shall be the LID. The LID shall have the same powers and rights as is reasonable and customary for public company LIDs.

(b) In connection with the Company’s and Board’s commitment to maintaining strong corporate governance, as soon as reasonably practicable following the Effective Date, the Board, and all applicable committees of the Board, shall take all necessary actions to undertake (i) a good faith review of the rationale for the adoption of the staggered Board structure and (ii) an assessment or consideration, including, without limitation, potential adoption, of other reasonable alternatives to address such rationale, each of which shall be considered while maintaining the Board’s primary focus on proper and robust corporate governance and optimizing shareholder value.

3. Withdrawal of Proxy Contest and Related Matters.

(a) Concurrently with and effective upon execution of this Agreement, Red Oak shall irrevocably withdraw or cause the irrevocable withdrawal of the Notice (with this Agreement deemed to evidence such withdrawal) and any and all related materials and notices submitted to the Company in connection therewith or related thereto, and shall not take any further action in connection with the solicitation of proxies in connection with the Notice (other than in connection with such withdrawal or Section 11 hereof).

(b) No later than two (2) business days after the Effective Date, Red Oak shall take all necessary actions to cease any and all solicitation and related activities in connection with the 2023 Annual Meeting (it being understood and agreed that Red Oak is required to vote its Voting Securities beneficially owned as of the record date with respect to the 2023 Annual Meeting, subject to the provisions of this Agreement).

4. Voting. From the Effective Date until the Termination Date (the “Standstill Period”), Red Oak agrees that it will appear in person or by proxy at each annual or special meeting of shareholders of the Company (including, without limitation, any adjournments or postponements thereof and any meetings which may be called in lieu thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and will vote (or execute a consent with respect to) all Voting Securities beneficially owned by it in accordance with the Board’s recommendations with respect to (a) the election, removal or replacement of any director and (b) any other proposal to be submitted to the shareholders of the Company by either the Company or any shareholder of the Company; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co. LLC (“Glass Lewis”) (including, without limitation, any successor thereto) issue a voting recommendation that differs from the Board’s recommendation with respect to any proposal submitted to shareholders at a shareholder meeting (other than with respect to the election, removal or replacement of directors), Red Oak shall be permitted to vote in accordance with ISS’s and/or Glass Lewis’s recommendation; provided, further, that Red Oak shall be permitted to vote in its sole discretion on any proposal of the Company in respect of any Extraordinary Transaction.

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5. Mutual Non-Disparagement.

(a) Until the Termination Date, Red Oak agrees that neither it nor any of its Affiliates shall make any public statement, or take any action that is intended to result in a public statement, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparage, defame or damage the reputation or good name of the Company or its Affiliates or any of the Company’s directors, officers or employees, or Associates or is otherwise critical, negative towards or derogatory of the Company or its Affiliates or any of the Company’s directors, officers or employees, or Associates.

(b) Until the Termination Date, neither the Company nor any of its Affiliates shall make any public statement, or take any action that is intended to result in a public statement, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparage, defame or damage the reputation or good name of Red Oak or its Affiliates, or any of Red Oak’s directors, officers or employees, or Associates or is otherwise critical, negative towards or derogatory of Red Oak or its Affiliates, or any of Red Oak’s directors, officers or employees, or Associates.

(c) Notwithstanding the foregoing, nothing in this Section 5 or elsewhere in this Agreement shall prohibit any Party from making any truthful statement or disclosure required under the federal securities laws or other applicable laws (including, without limitation, to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations.

(d) The limitations set forth in Sections 5(a) or (b), as applicable, shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 5(a) or (b), as applicable, if such statement by the other Party was made in breach of this Agreement.

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6. No Litigation. Prior to the Termination Date, each Party covenants and agrees solely for and on behalf of itself that it shall not, and shall not permit any of its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement) to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding (including, without limitation, with respect to Red Oak, commencing, encouraging or supporting any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing any terms of this Agreement) before any court or governmental, administrative or regulatory body (collectively, a “Legal Proceeding”) against (a) with respect to Red Oak, the Company or any of its Representatives (solely in the context of their representation of the Company in connection with the subject matter of this Agreement), and (b) with respect to the Company, Red Oak or any of its Representatives (solely in the context of their representation of Red Oak in connection with the subject matter of this Agreement); provided, however, that the foregoing shall not prevent (w) any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, such Party or any of its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement) (x) litigation by any Party to enforce the provisions of this Agreement, (y) counterclaims with respect to any proceeding initiated by a Party in breach of this Agreement and (z) the exercise of statutory appraisal rights; provided, further, that in the event that such Party or any of its Representatives receives such Legal Requirement, such Party shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the other Party.

7. Standstill.

(a) During the Standstill Period, Red Oak agrees that it shall not, and shall cause its Affiliates and Associates not to, directly or indirectly:

(i) acquire, offer or seek to acquire, agree to acquire, or acquire rights or options to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally on a pro rata basis or pursuant to an Extraordinary Transaction), whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any securities of the Company (other than through a broad-based market basket or index), any rights decoupled from the underlying securities of the Company, or any derivative securities, contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of the Company; provided, however, that Red Oak, in the aggregate, may, in accordance with the terms of this Agreement and applicable securities laws, acquire shares of Common Stock so long as Red Oak beneficially owns, in the aggregate, no more than 19.9% of the then outstanding shares of Common Stock, including, without limitation, through the exercise of, or acquisition of, derivative securities;

(ii) make any public announcement or proposal with respect to, or publicly offer or propose, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for Voting Securities, whether or not such transaction involves a Change of Control; it being understood that the foregoing shall not prohibit Red Oak or its Affiliates or Associates from (x) acquiring Voting Securities, (y) selling or tendering their shares of Common Stock, and otherwise receiving consideration, pursuant to any such transaction or (z) voting on any such transaction in accordance with Section 4;

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(iii) engage in, or knowingly assist in the engagement in (including, without limitation, engagement by use of or in coordination with a universal proxy card), any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a‑1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended, and with the rules and regulations thereunder (the “Exchange Act”), to vote any securities of the Company (including, without limitation, by initiating, encouraging or participating in any “withhold” or similar campaign), in each case, other than in a manner that is consistent with the Board’s recommendation on a matter after obtaining the prior written consent of the Board;

(iv) advise or knowingly encourage any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company, other than in a manner that is consistent with the Board’s recommendation on a matter after obtaining the prior written consent of the Board;

(v) other than in open market sale transactions whereby the identity of the purchaser is not known, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Red Oak to any Third Party with a known history of activism or known plans to engage in activism;

(vi) take any action in support of or make any proposal or request that constitutes or would result in: (A) advising, replacing or influencing any director or the management of the Company, including, without limitation, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Bylaws or the Articles of Incorporation, or other actions that could reasonably be expected to impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case except as otherwise permitted by Section 1 or Section 4 hereof);

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(vii) communicate with shareholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act (other than in connection with an Extraordinary Transaction)

(viii) call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Bylaws, including, without limitation, a “town hall meeting”;

(ix) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities (other than (A) any such voting trust, arrangement or agreement solely among Red Oak and its Affiliates that is otherwise in accordance with this Agreement or (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(x) seek, or knowingly encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the election or removal of any directors;

(xi) form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security; provided, however, that nothing herein shall limit the ability of an Affiliate of Red Oak to join or in any way participate in a “group” in existence as of the Effective Date and comprising Red Oak following the execution of this Agreement, so long as any such Affiliate agrees to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days after disclosing that Red Oak has formed a group with such Affiliate;

(xii) demand a copy of the Company’s list of shareholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Illinois providing for shareholder access to books and records (including, without limitation, lists of shareholders) of the Company;

(xiii) make any request or submit any proposal to amend or waive the terms of this Section 7 other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party; or

(xiv) enter into any discussions, negotiations, agreements or understandings with any person with respect to any action Red Oak is prohibited from taking pursuant to this Section 7, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

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(b) Notwithstanding anything to the contrary contained in Section 7(a) or elsewhere in this Agreement, (i) Red Oak shall not be prohibited or restricted from: (A) communicating privately with members of the Board or officers of the Company regarding any matter in a manner consistent with communications that may be reasonably made by all shareholders of the Company, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any Party; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Red Oak, provided, that a breach by Red Oak of this Agreement is not the cause of the applicable requirement; or (C) communicating with shareholders of the Company and others in a manner that does not otherwise violate this Agreement and (ii) the provisions of Section 7(a) shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its shareholders and the Company Policies (it being understood and agreed that Red Oak shall not take any actions to indirectly violate any provision of Section 7(a)). The provisions of Section 7(a) shall also not prevent Red Oak from freely voting its shares of Common Stock (except as otherwise provided in Section 4).

(c) Nothing in this Agreement shall limit in any respect the actions or rights of any director of the Company (including, for the avoidance of doubt, the New Directors) under applicable law in his or her capacity as such. Without limitation to the foregoing, each New Director (or Replacement) shall have the same (i) access to members of management as every other director and (ii) rights as every other director to access the books and records of the Company and to make information requests of management in order to facilitate these rights.

(d) During the Standstill Period, Red Oak shall refrain from taking any actions which could have the effect of encouraging or assisting any person to engage in actions which, if taken by Red Oak, would violate this Agreement.

(e) Notwithstanding anything to the contrary contained in this Section 7 or elsewhere in this Agreement, including, without limitation, Section 12 of this Agreement, the following prohibitions shall survive until the fifth anniversary of the Effective Date: Red Oak shall not (i) acquire a majority of the outstanding Voting Securities or Company assets or otherwise take control of the Company, (ii) nominate more than two (2) persons as candidates to the Board, including, without limitation, the nomination of any additional Red Oak employees, designees, consultants, family members, agents, or Affiliates or non-affiliates of any kind, to serve on the Board; provided, however, that Red Oak may privately present to the Board potential candidates, who are unknown to Red Oak as of the Effective Date but who may be discovered during a search process and are fully independent of Red Oak and its personnel in all respects, including, without limitation, in financial dealings and personal or business relationships, or (iii) attempt to acquire a majority of the seats on the Board or attempt to take control of the Company (by acquiring a majority of the outstanding Voting Securities or Company assets).

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8. Representations and Warranties of the Company. The Company represents and warrants to Red Oak that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

9. Representations and Warranties of Red Oak. Red Oak represents and warrants to the Company that (a) this Agreement has been duly and validly authorized, executed and delivered by Red Oak, and constitutes a valid and binding obligation and agreement of Red Oak, enforceable against Red Oak in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) Red Oak beneficially owns an aggregate of 9,952,675 shares of Common Stock, (c) the signatory for Red Oak has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and Red Oak, and to bind Red Oak to the terms hereof and thereof, (d) the execution, delivery and performance of this Agreement by Red Oak does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or any material agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) Red Oak shall not seek, and Red Oak acknowledges that it does not have the right to receive, confidential information concerning the Company from any New Director (or his Replacement), and (f) Red Oak is not and will not become party to any agreement, arrangement or understanding (whether written or oral) with any New Director (or any Replacement) with respect to such person’s service as a director on the Board.

10. No Other Discussions or Arrangements. Red Oak represents and warrants that, as of the Effective Date, except as publicly disclosed in its SEC filings or otherwise specifically disclosed to the Company in writing prior to the Effective Date, (a) Red Oak does not own, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) Red Oak has not entered into, directly or indirectly, any agreements or understandings with any person (other than its own Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company.

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11. Press Release and SEC Filings.

(a) Promptly following the Effective Date, the Company and Red Oak shall issue a joint press release in substantially the form attached hereto as Exhibit A (the “Press Release”) announcing, among other things, certain terms of this Agreement. Neither the Company nor Red Oak shall make or cause to be made, and the Company and Red Oak shall cause their respective Affiliates and Associates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

(b) The Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement and the Press Release as exhibits thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide Red Oak with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any such comments of Red Oak.

(c) No later than two (2) business days following the Effective Date, Red Oak shall file with the SEC an amendment to that certain Schedule 13D in compliance with Section 13 of the Exchange Act to report its entry into this Agreement (the “Red Oak Schedule 13D Amendment”). The disclosures in the Red Oak Schedule 13D Amendment relating to this Agreement shall be consistent with the terms of this Agreement. Red Oak shall provide the Company with a reasonable opportunity to review and comment on the Red Oak Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any such comments of the Company.

12. Term; Termination. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the date that is forty (40) days prior to the opening of the period for submission of shareholder nominations for the Company’s 2025 annual meeting of shareholders (the “Termination Date”); provided, that (a) Red Oak may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after the Company’s receipt of written notice specifying the material breach from Red Oak or, if impossible to cure within fifteen (15) days, which the Company has not taken any substantive action to cure within such fifteen (15) day period, and (b) the Company may earlier terminate this Agreement if Red Oak commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after Red Oak’s receipt of written notice thereof from the Company specifying the material breach or, if impossible to cure within fifteen (15) days, which Red Oak has not taken any substantive action to cure within such fifteen (15) day period. Notwithstanding the foregoing, the provisions of Section 7(d) and Section 13 through Section 23 shall survive the termination of this Agreement. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any willful breach of this Agreement prior to such termination.

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13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Illinois. Each Party irrevocably (a) agrees that it shall bring any suit, action, or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in the Circuit Court of the Eighteenth Judicial District of the State of Illinois or another federal or state court of competent jurisdiction, (b) waives any jurisdictional defenses (including, without limitation, personal jurisdiction and venue) to any such Action, (c) waives any objection that such courts identified in clause (a) are an inconvenient forum or do not have jurisdiction over any Party and (d) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 17 of this Agreement. Each Party agrees that a final judgment in any Action brought in the courts identified in clause (a) shall be conclusive and binding upon each of the Parties and may be enforced in any other courts, the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

14. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15. Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including, without limitation, the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 15 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

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16. Certain Definitions. As used in this Agreement:

(a) “Affiliate” shall mean any “Affiliate” as defined in Rule 12b‑2 promulgated by the SEC under the Exchange Act, including, without limitation, persons who become Affiliates subsequent to the Effective Date; provided, however, that, for purposes of this Agreement, Red Oak shall not be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of Red Oak;

(b) “Associate” shall mean any “Associate” as defined in Rule 12b‑2 promulgated by the SEC under the Exchange Act, including, without limitation, persons who become Associates subsequent to the Effective Date;

(c) “Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation, as amended, and as may be further amended, corrected, or amended and restated from time to time;

(d) “beneficial owner,” “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(e) “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(f) “Bylaws” shall mean the Amended and Restated By-Laws of the Company, as amended, and as may be further amended, corrected, or amended and restated from time to time;

(g) “Change of Control” shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s shareholders retain, directly or indirectly, less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(h) “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, reorganization, restructuring, disposition, distribution, or other transaction with a Third Party that, in each case, would result in a Change of Control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets (determined on a consolidated basis), and, for the avoidance of doubt, including, without limitation, any such transaction with a Third Party that is submitted for a vote of the Company’s shareholders;

(i) “person” or “persons” shall mean any individual, corporation (including, without limitation, not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

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(j) “Red Oak Ownership Amount” shall mean the number of shares beneficially owned by Red Oak in the aggregate, as disclosed in Section 9(b) of this Agreement.

(k) “Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; provided, that when used with respect to the Company, “Representative” shall not include any non-executive employees;

(l) “Third Party” shall mean any person that is not (i) a party to this Agreement, (ii) a member of the Board, (iii) an officer of the Company or (iv) an Affiliate of any Party; and

(m) “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

17. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 17 (or to such other address that may be designated by a Party from time to time in accordance with this Section 17).

If to the Company, to its address at:

GEE Group Inc.

7751 Belfort Parkway, Suite 150

Jacksonville, FL 32256

Attention:    Kim Thorpe

Email:          kim.thorpe@geegroup.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, NY 10103

Attention:    Lawrence S. Elbaum

                    Patrick Gadson

Email:         lelbaum@velaw.com

                    pgadson@velaw.com

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If to Red Oak, to the address at:

Red Oak Partners, LLC

40 SE 5th Street, Suite 502

Boca Raton, FL 33432

Attention:    David Sandberg

Email:          dsandberg@redoakpartners.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention:    Andrew M. Freedman

                    Kenneth A. Schlesinger

Email:          afreedman@olshanlaw.com

                     kschlesinger@olshanlaw.com

18. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party.

19. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21. Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 21 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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22. Waivers. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

23. Interpretation. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each of the Parties and its respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (a) the word “including” (in its various forms) means “including, without limitation;” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “or” is not exclusive; (d) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (e) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

(Remainder of Page Intentionally Left Blank)

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

THE COMPANY: GEE GROUP INC.

By:	/s/ Derek E. Dewan
Name:	Derek E. Dewan
Title:	Chief Executive Officer, President and Chairman of the Board

RED OAK: RED OAK PARTNERS, LLC

By:	/s/ David Sandberg
Name:	David Sandberg
Title:	Managing Member

Signature Page to

Cooperation Agreement

Exhibit A

GEE Group Inc. Announces Cooperation Agreement with Red Oak Partners

Appoints Two Independent Directors to the Board and Reaffirms Commitment to Strong Corporate Governance

Jacksonville, Florida, August XX, 2023 / Accesswire / GEE Group Inc. (NYSE American: JOB) together with its subsidiaries (collectively referred to as the "Company", "GEE Group", “GEE”, "us", "our", or "we"), a provider of professional staffing services and human resource solutions, today announced that the Company has entered into a cooperation agreement (the “Agreement”) with Red Oak Partners, LLC (collectively with its affiliates, “Red Oak Partners”).

Under the terms of the Cooperation Agreement, the Company’s Board of Directors (the “Board” or “GEE Directors”) will increase the size of Board from seven to nine directors and appoint two new independent directors, David Sandberg and J. Randall Waterfield (“Randy”), to serve as Class I and Class II directors, respectively, filling the newly created vacancies on the Board. In addition, the Board will nominate Mr. Sandberg for election to the Board at the Company’s 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) and will nominate Mr. Waterfield for election to the Board at the Company’s 2024 Annual Meeting of Shareholders.

The Cooperation Agreement is the latest step that the Company has taken to demonstrate its commitment to maintaining strong corporate governance. The Nominating Committee of the Board has elected Thomas Vetrano as Lead Independent Director (“LID”) of the Board, and the Company has agreed to maintain the LID position during the term of the Cooperation Agreement. Additionally, per terms of the Cooperation Agreement, the Board will engage an investment bank or consulting firm to assist in evaluating strategic opportunities to maximize shareholder value.

“We are pleased to have reached this amicable agreement with Red Oak Partners,” said Derek E. Dewan, Chairman of the Board and Chief Executive Officer of GEE Group Inc. “David and Randy have significant public company experience as directors and are welcome additions to our Board as we work towards a common goal of increasing the Company’s profitability, accelerating its long-term growth and maximizing shareholder value. The Company looks forward to leveraging their expertise as we continue to position the Company for value creation.”

“Red Oak Partners appreciates the engagement we have had with the GEE Group Board, management team and shareholders over the last several months,” said David Sandberg, Managing Member of Red Oak Partners, LLC. “I am excited to join the Board at such an important time. The Board’s addition of two independent directors, including a representative of its largest shareholder, and its commitment to maintaining strong corporate governance are pivotal steps forward in maximizing value for all shareholders.

J. Randall Waterfield said, “I am very enthusiastic about the prospects of GEE Group and working with the Board and management team and look forward to working with them under a unified goal to optimize shareholder value.”

In connection with the appointment of these two new directors, Red Oak Partners has withdrawn its nomination notice and proposals in connection with the 2023 Annual Meeting and has agreed to certain standstill and voting commitments. Copies of the Cooperation Agreement with Red Oak Partners and the Waterfield Letter Agreement will be included as exhibits to the Company’s Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”).

About GEE Group

GEE Group Inc. is a provider of specialized staffing solutions and is the successor to employment offices doing business since 1893. The Company operates in two industry segments, providing professional staffing services and solutions in the information technology, engineering, finance and accounting specialties and commercial staffing services through the names of Access Data Consulting, Agile Resources, Ashley Ellis, General Employment, Omni-One, Paladin Consulting and Triad. Also, in the healthcare sector, GEE Group, through its Scribe Solutions brand, staffs medical scribes who assist physicians in emergency departments of hospitals and in medical practices by providing required documentation for patient care in connection with electronic medical records (EMR). Additionally, the Company provides contract and direct hire professional staffing services through the following SNI brands: Accounting Now®, SNI Technology®, Legal Now®, SNI Financial®, Staffing Now®, SNI Energy®, and SNI Certes.

About Red Oak Partners

Red Oak Partners, LLC (“Red Oak Partners”) is an investment firm with a private equity-like investment style focused on small and micro capitalization companies in North American private and public equity markets. Red Oak Partners employs a long-term approach and focuses on generating superior, risk-adjusted absolute returns while focusing on capital preservation with non-correlation through market cycles. Red Oak Partners was established in 2003 and is based in Boca Raton, Florida. Learn more at www.redoakpartners.com

Forward-looking Statements Safe Harbor

In addition to historical information, this press release contains statements relating to possible future events and/or the Company's future results (including results of business operations, certain projections, future financial condition, pro forma financial information, and business trends and prospects) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, (the "Exchange Act"), and the Private Securities Litigation Reform Act of 1995 and are subject to the "safe harbor" created by those sections. The statements made in this press release that are not historical facts are forward-looking statements that are predictive in nature and depend upon or refer to future events. These forward-looking statements include without limitation information relating to our intended share repurchases, the amount and timing of share repurchases, the possibility that the share repurchase program may be discontinued or suspended, anticipated cash flow generation and expected shareholder benefits. Such forward-looking statements often contain, or are prefaced by, words such as "will", "may," "plans," "expects," "anticipates," "projects," "predicts," “pro forma”, "estimates," "aims," "believes," "hopes," "potential," "intends," "suggests," "appears," "seeks," or variations of such words or similar words and expressions. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and, consequently, as a result of a number of factors, the Company's actual results could differ materially from those expressed or implied by such forward-looking statements. The international pandemic, the “Novel Coronavirus” (“COVID”-19), has been detrimental to and may continue to negatively impact and disrupt the Company’s business operations. The health outbreak has caused a significant negative effect on the global economy, employment in general including the lack of demand for the Company’s services which is exacerbated by government and client directed “quarantines”, “remote working”, “shut-downs” and “social distancing”. There is no assurance that conditions will not persist or worsen and further negatively impact GEE Group. Certain other factors that might cause the Company's actual results to differ materially from those in the forward-looking statements include, without limitation: (i) the loss, default or bankruptcy of one or more customers; (ii) changes in general, regional, national or international economic conditions; (iii) an act of war or terrorism, industrial accidents, or cyber security breach that disrupts business; (iv) changes in the law and regulations; (v) the effect of liabilities and other claims asserted against the Company including the failure to repay indebtedness or comply with lender covenants including the lack of liquidity to support business operations and the inability to refinance debt, failure to obtain necessary financing or the inability to access the capital markets and/or obtain alternative sources of capital; (vi) changes in the size and nature of the Company's competition; (vii) the loss of one or more key executives; (viii) increased credit risk from customers; (ix) the Company's failure to grow internally or by acquisition or the failure to successfully integrate acquisitions; (x) the Company's failure to improve operating margins and realize cost efficiencies and economies of scale; (xi) the Company's failure to attract, hire and retain quality recruiters, account managers and salesmen; (xii) the Company's failure to recruit qualified candidates to place at customers for contract or full-time hire; (xiii) the adverse impact of geopolitical events, government mandates, natural disasters or health crises, force majeure occurrences, global pandemics such as the deadly “coronavirus” (COVID-19) or other harmful viral or non-viral rapidly spreading diseases and such other factors as set forth under the heading "Forward-Looking Statements" in the Company's annual reports on Form 10-K, its quarterly reports on Form 10-Q and in the Company's other filings with the Securities and Exchange Commission (SEC). More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to publicly update, revise, or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

GEE Group Inc.

Kim Thorpe

630.954.0400

invest@genp.com

SOURCE: GEE Group Inc.